Exhibit 3.8

CUSTODIAN SERVICES AGREEMENT

This Custodian Services Agreement (the “Agreement”) is entered into as of the 1st day of June 2022, between Vestiage, Inc. (the “Company") and Small Cap Compliance, LLC, (“SCC").

1.  Independent Consultant. Subject to the terms and conditions of this Agreement, the Company hereby engages SCC as an independent contractor to perform the services set forth herein, and SCC hereby accepts such engagement.

2.  Duties, Term, and Compensation. SCC’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in the estimate previously provided to the Company by SCC and which is attached as Exhibit A, which may be amended in writing from time to time, or supplemented with subsequent estimates for services to be rendered by SCC and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.    Expenses. During the term of this Agreement, the Custodian has been paid in full and any additional incurred expenses for travel, and supervision of day-to-day business activities shall not be reimbursable. Custodian shall be reimbursed for any out of pocket expenses that are out of the ordinary.

4.  Confidentiality. SCC acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, financials, accounts and procedures. SCC agrees that it (its employees, its members, and any of its consultants), will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by SCC or otherwise coming into its possession, shall remain the exclusive property of the Company. SCC shall not retain any copies of the foregoing without the Company’s prior written permission.

Upon the expiration or earlier completion of this Agreement, or whenever requested by the Company, SCC shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in its possession or under her control. SCC further agrees that it will not disclose its retention as an independent consultant or the terms of this Agreement to any person without the prior written consent of the Company and shall at all times preserve the confidential nature of its relationship to the Company and of the services hereunder.

5.  Conflicts of Interest; Non-hire Provision. SCC represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the SCC and any third party. Further, SCC, in rendering its duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest. During the term of this agreement, SCC shall devote as much of its productive time, energy and abilities to the performance of her duties hereunder as is necessary to perform the required duties in a timely and productive manner. SCC is expressly free to perform services for other parties while performing services for the Company.

6.  Right to Injunction. The parties hereto acknowledge that the services to be rendered by SCC under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Consultant of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Consultant. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of the them shall be exclusive of any other or of any right or remedy allowed by law.

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7.  Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

8.  Independent Consultant. This Agreement shall not render SCC an employee, partner, agent of, or joint venturer with the Company for any purpose. SCC is and will remain an independent contractor in its relationship to the Company.

The Company shall not be responsible for withholding taxes with respect to SCC’s compensation hereunder.

9.  Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.  Choice of Law. The laws of the state of Arizona shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.  Assignment. SCC shall not assign any of its rights under this Agreement or delegate the performance of any of her duties hereunder, without the prior written consent of the Company.

12.  Modifications or Amendment. No amendment change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

13.  Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

_____________________________

Small Cap Compliance, LLC (SCC)

Rhonda Keaveney, Sole Member

_____________________________

Vestiage, Inc. (Company)

Rhonda Keaveney, Custodian

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SCHEDULE A

CUSTODIAN DUTIES, TERMS AND COMPENSATION

DUTIES: The Custodian agrees to:

1.	Maintain compliance with all duties in accordance with the Custodianship Order granted by the Circuit Court of the 9th Judicial Circuit, Orange County, Florida

2.	Report directly to the Company and, to any other party designated by Company, in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Custodian

3.	Custodian will issue 300,000 Series D Preferred Stock and 500,000 Restricted Common Stock in consideration of certain debt paid on behalf of the company (debt paid does not include monthly transfer agent fees)

TERMS: These duties shall commence upon execution of the closing and shall continue in full force and effect through the Discharge of Custodianship as determined by the 9th Circuit Court, Orange County, Florida.

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